Exhibit 99.1

CONTACT:	THOMAS COUGHLIN, PRESIDENT & CEO THOMAS KEATING, CFO (201) 823-0700

BCB Bancorp, Inc. Announces Adoption of Stock Repurchase Program

BAYONNE, N.J., March 2, 2020 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Bank, today announced that its Board of Directors has approved a stock repurchase program. Under the stock repurchase program, management is authorized to repurchase up to 500,000 shares of the Company’s common stock. The shares authorized for repurchase under the program equate to approximately 2.85% of the Company’s outstanding shares of common stock. As of February 28, 2020, the Company had approximately 17.5 million shares of common stock outstanding. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be limited or terminated at any time without prior notice.

“We believe our stock is an attractive investment and repurchasing stock affirms our optimism for the future and offers an excellent means to build long-term value for our shareholders,” stated Thomas Coughlin, President and Chief Executive Officer.

Under the stock repurchase program, the Company may repurchase shares of common stock from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations. Open market repurchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable legal requirements. Repurchases may be conducted from time to time and may be suspended or terminated at any time without notice. The extent to which the Company repurchases its shares of common stock and the timing of such purchases will be determined at the Company’s discretion at prices the Company considers attractive and in the best interests of the Company and its stockholders, subject to the availability of stock, general market conditions, trading price, alternate uses for capital and the Company’s financial performance. Repurchases may also be made pursuant to a trading plan under Rule 10b5-1 under the Exchange Act, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. The Bank has 30 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Hoboken. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding its capital and franchise value.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the expected cost savings, synergies and other financial benefits from any acquisition the Company has made or may make might not be realized within the expected time frames or at all; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations;

BCBP press release

March 2, 2020

the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; changes in the level of the Company’s nonperforming assets and charge offs; any oversupply of inventory and deterioration in values of New Jersey real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2018 Annual Report on Form 10-K of BCB Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Transmitted on Globe Newswire on March 2, 2020 at 9:00 a.m. Eastern Standard Time.